UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

Tandy Brands Accessories, Inc.

(Name of Registrant as Specified In Its Charter)

Golconda Capital Portfolio, LP

Golconda Capital Management, LLC

William D. Summitt

Jedd M. Fowers

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Fellow Stockholder:

The enclosed proxy statement and BLUE proxy card are being furnished to you in connection with the solicitation of proxies by Golconda Capital Portfolio, LP for use at the 2007 Annual Meeting of Tandy Brands Accessories, Inc. Our proxy seeks to elect two nominees of Golconda instead of the two nominees proposed by Tandy Brands. We are proposing change in the membership of the Board of Directors because we believe Tandy Brands management has not produced acceptable results for its stockholders and we believe that Tandy Brands should take specific actions to enhance stockholder value. If elected, the Golconda Nominees will seek to persuade our colleagues on the Tandy Brands Board of Directors to take such actions, including:

•	Establishing a committee of independent directors to explore strategic alternatives, including a possible sale of Tandy Brands;

•	Discontinuing major acquisition activity until the completion of a strategic review of Tandy Brands’ business by independent directors;

•	Establishing a more liberal share repurchase program; and

•	Instituting standards of accountability for management performance with an emphasis on returns on invested capital.

These action items are discussed in more detail in the accompanying proxy statement.

This year you have a choice of candidates. If you are not happy with the performance Tandy Brands has delivered to you, sign the BLUE card and vote for the Golconda Nominees. Because the Golconda Nominees will only represent two out of seven votes on the Board of Directors, we cannot guarantee that our ideas will be implemented. However, we can guarantee that we will serve as advocates of change in the boardroom, seeking to persuade the Board to adopt measures to enhance stockholder value and institute standards of accountability for management performance in the creation of returns for our stockholders.

We urge you not to sign any white proxy card sent to you by Tandy Brands. If you have already done so, you may revoke your proxy by delivering a later-dated BLUE proxy card, which is included herein, or by voting in person at the annual meeting. See “Voting and Proxy Procedures” in the accompanying proxy statement.

If you have any questions or require any assistance in executing your proxy, please contact:

D.F. King & Co., Inc.

48 Wall Street, 22nd floor

New York, NY 10005

Call Toll-Free: 1-800-859-8508

Banks and Brokerage Firms Call Collect: 212-269-5550

Sincerely,

William D. Summitt

Golconda Capital Portfolio, LP

2007 ANNUAL MEETING OF STOCKHOLDERS

OF

TANDY BRANDS ACCESSORIES, INC.

PROXY STATEMENT

OF

GOLCONDA CAPITAL PORTFOLIO, LP

This proxy statement and the enclosed BLUE proxy card are being furnished to stockholders of Tandy Brands Accessories, Inc. (“Tandy Brands” or the “Company”) in connection with the solicitation of proxies by Golconda Capital Portfolio, LP (“Golconda,” “we” or “us”) to be used at the 2007 annual meeting of stockholders of Tandy Brands, including any adjournments or postponements thereof and any meeting held in lieu thereof (the “2007 Annual Meeting”). The Company has provided notice that the 2007 Annual Meeting will be held at the Hilton Arlington, 2401 East Lamar Blvd., Arlington, Texas 76006, on October 29, 2007, at 10:00 a.m., local time. The principal executive offices of the Company are located at 690 East Lamar Boulevard, Suite 200, Arlington, Texas 76011.

The record date for determining stockholders entitled to notice of and to vote at the 2007 Annual Meeting is September 19, 2007 (the “Record Date”). The Company has stated that as of the Record Date there were 6,892,428 shares of common stock of Tandy Brands (“Common Stock”) outstanding and entitled to vote at the 2007 Annual Meeting. As of the date of this proxy statement, Golconda beneficially owned an aggregate of 69,221 shares of Common Stock.

The Company has stated that at the 2007 Annual Meeting, the Company’s stockholders will be asked to:

•	elect two Class II directors to the Company’s Board of Directors,

•	amend the Company’s certificate of incorporation to declassify the Board of Directors,

•	ratify the appointment of Ernst & Young LLP as the Company’s independent auditor for fiscal 2008, and

•	act on such other business that may properly come before the 2007 Annual Meeting.

Golconda has nominated two individuals to be elected to the Tandy Brands Board of Directors: William D. Summitt and Jedd M. Fowers (the “Golconda Nominees”). We are soliciting your proxy for the 2007 Annual Meeting in support of the election of the Golconda Nominees as directors of Tandy Brands. The Golconda Nominees are committed to working to achieve for the Company’s stockholders greater value for their shares of Tandy Brands than is presently recognized in the marketplace. A vote FOR the Golconda Nominees will enable you - as the owners of the Company - to send a message to the Board of Directors that you are committed to enhancing the value of your shares of Tandy Brands.

This proxy statement and the BLUE proxy card are first being furnished to Tandy Brand stockholders on or about September 25, 2007. As Golconda Nominees, Messrs. Summitt and Fowers are deemed to be participants in this proxy solicitation. In addition, Golconda, Golconda Capital Management, LLC, the general partner of Golconda (“Golconda Management”), and certain employees of Golconda Management are also participants.

Golconda is not aware of any proposals to be brought before the 2007 Annual Meeting other than the election of directors, the amendment of the Company’s certificate of incorporation to declassify the Board of Directors and the ratification of the appointment of Ernst & Young LLP as the independent auditor for fiscal 2008. However, should other proposals, which Golconda is not aware of a reasonable time before this solicitation, be brought before the 2007 Annual Meeting, the persons named as proxies in the enclosed BLUE proxy card will vote on such matters in their discretion.

THIS SOLICITATION IS BEING MADE BY GOLCONDA AND NOT ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY SHARES OF COMMON STOCK YOU OWN. GOLCONDA URGES YOU TO VOTE FOR THE ELECTION OF THE GOLCONDA NOMINEES USING THE ENCLOSED BLUE PROXY CARD.

WE URGE YOU NOT TO SIGN ANY WHITE PROXY CARD SENT TO YOU BY THE COMPANY.

IF YOU HAVE ALREADY VOTED THE COMPANY’S WHITE PROXY CARD, YOU MAY REVOKE YOUR PREVIOUSLY SIGNED PROXY BY FOLLOWING THE VOTING INSTRUCTIONS ON THE ENCLOSED BLUE PROXY CARD. THE LATEST DATED PROXY IS THE ONLY ONE THAT COUNTS. ANY PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE 2007 ANNUAL MEETING BY DELIVERING A WRITTEN NOTICE OF REVOCATION OR A LATER DATED PROXY FOR THE 2007 ANNUAL MEETING, OR BY VOTING IN PERSON AT THE 2007 ANNUAL MEETING. ALTHOUGH A REVOCATION IS EFFECTIVE IF DELIVERED TO THE COMPANY, GOLCONDA REQUESTS THAT EITHER THE ORIGINAL OR PHOTOSTATIC COPIES OF ALL REVOCATIONS BE MAILED TO GOLCONDA CAPITAL PORTFOLIO, LP IN CARE OF D.F. KING & CO., INC., 48 WALL STREET, 22nd FLOOR, NEW YORK, NEW YORK 10005.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s Board of Directors is currently comprised of seven directors divided into three classes serving staggered three-year terms. According to the Company’s proxy statement, dated September 21, 2007 (the “Company Proxy Statement”), the following two directors, Colombe M. Nicholas and W. Grady Rosier, have been nominated for election as Class II directors to three-year terms at the 2007 Annual Meeting. We are seeking your support at the 2007 Annual Meeting to elect the Golconda Nominees, William D. Summitt and Jedd M. Fowers, to the Tandy Brands Board of Directors in place of the Company’s nominees.

Your vote to elect the Golconda Nominees will have the legal effect of replacing Ms. Nicholas and Mr. Rosier with the Golconda Nominees. If elected to the Tandy Brands Board of Directors, the Golconda Nominees will constitute a minority of the current seven members of the Board. Accordingly, the Golconda Nominees, if elected, would not be able to take Board action at a meeting of the Board of Directors at which all directors are present without the support of other directors.

Golconda’s Reasons for Solicitation and Support of its Nominees

A.	Introduction

In the face of significant resistance from Tandy Brands to several recommendations made by Golconda since 2005, we have persisted in our shareholder advocacy efforts. Our persistence has resulted in some changes that we believe will ultimately benefit all stockholders. But we believe that many of these changes were only made by Tandy Brands because Golconda continued to push for them. We will be able to more effectively work for all stockholders as soon as the Golconda Nominees are elected to the Tandy Brands Board of Directors.

In addition to the changes that the Company has made after our persistent urging, there are several additional recommendations that have not yet been acted upon. In particular, we are interested in directly participating in the exploration of strategic alternatives for Tandy Brands, which the Company recently announced only AFTER we had been urging for this step since 2005 and only AFTER we publicly threatened a proxy contest if the Board rejected the Golconda Nominees. Exploring strategic alternatives is not the same thing as deciding on the best alternative. We believe that the Golconda Nominees will add value to the deliberations regarding various alternatives available to Tandy Brands by considering the issues from a different perspective than the incumbent directors.

We also intend to attempt to influence the Board to devote a significant portion of any free cash flow that the business generates to share repurchases. Tandy Brands stock is currently trading below both book value and tangible book value. Until the Company returns to higher levels of profitability relative to invested capital, we are hesitant to advocate the Company engage in acquisition or significant expansionary investment activity.

If Tandy Brands is to continue as an independent, publicly traded company, the Golconda Nominees will seek to require management to present a plan to increase profit margins and returns on invested capital and then hold management accountable for the results.

By electing the Golconda Nominees to the Board, you will keep the pressure on the Company to maximize shareholder value as opposed to “business as usual.” You will send a message that stockholders have suffered low returns for too long and that you intend to hold the Board and management accountable for the Company’s performance.

B.	Background

Golconda has been a stockholder of Tandy Brands since 2005 and William Summitt, the Managing Member of the General Partner of Golconda, has been a stockholder since 2000. In 2005, after several years of declining financial performance at Tandy Brands, Golconda sent a letter to the Chairman of Tandy Brands dated September 28, 2005, laying out a series of recommendations designed to enhance shareholder value. Mr. Summitt met with representatives of the Board and management in October 2005 to discuss Golconda’s recommendations.

On April 24, 2006, after seeing no action on the recommendations made in 2005, Golconda sent a letter restating our recommendations and also recommended several corporate governance changes, including the elimination of the Company’s poison pill and the elimination of separate classes of the Board of Directors. In a telephonic conversation shortly thereafter, Mr. J.S.B. Jenkins, the Company’s Chief Executive Officer, assured Mr. Summitt that the Board would consider the recommendations in the letter.

When the Board failed to act on the proposed corporate governance changes, Mr. Summitt submitted a non-binding stockholder proposal urging the Board to (i) eliminate the Company’s existing poison pill and (ii) adopt a policy of putting future poison pills to a vote of stockholders. Despite the Board’s opposition, stockholders approved Golconda’s proposal with 73% of the shares voting in favor.

Even in the face of this clear stockholder mandate, the Board rejected the corporate governance changes called for by the stockholders as expressed by their vote on the Golconda proposal. Golconda received a letter from the Company’s Chairman on February 9, 2007 stating that “…the Board has determined not to redeem the rights issued under [the poison pill] at this time. The Board does not intend to consider this issue again until its meeting preceding the October 19, 2009, expiration date [of the poison pill].”

The Chairman’s February 9, 2007, response, combined with the declining financial performance at the Company, a languishing stock price, and no action on the additional recommendations made by Golconda, caused us to conclude that the stockholders would benefit by having directors on the Board who would approach various alternatives available to the Company from a perspective different than that of the incumbent directors.

On May 31, 2007, Golconda nominated Messrs. Summitt and Fowers for election to the Tandy Brands Board. On July 16, 2007, Messrs. Summitt and Fowers met with representatives of the Company’s Nominating Committee to discuss the Golconda Nominees. The Golconda Nominees emphasized that the Company’s bylaws permit the Board to be expanded from seven to nine members which would allow the Golconda Nominees to serve without having to replace any incumbent directors or incurring the expense of a proxy contest. Subsequent to this meeting, the Company’s Chairman informed Golconda that the Nominating Committee would not support the Golconda Nominees. Shortly thereafter, Golconda publicly announced our intention to mount a proxy contest to elect the Golconda Nominees.

C.	The Golconda Nominees Will Bring A Stockholder Friendly Perspective To The Tandy Brands Board

We are not trying to take control of the Board.

We are seeking only two out of seven Board seats at Tandy Brands. We believe that the Golconda Nominees will add value to Board deliberations by considering the Company’s options from a viewpoint different than the incumbent directors. Therefore, it is the intent of the Golconda Nominees to articulate and raise concerns about Tandy Brands’ business activities with the rest of the Board members.

We believe that the Golconda Nominees will bring a valuable, owner-oriented perspective to the Board’s evaluation of Tandy Brands’ various strategic alternatives.

Although the Company has announced that it is evaluating strategic alternatives, such alternatives cover a wide range of possibilities. In particular, we are interested in exploring a possible sale of the Company and are opposed to any acquisition activity on the part of Tandy Brands until a possible sale of the Company has been fully explored to our satisfaction.

While Golconda desires to be a long-term holder of the Company’s shares if it becomes clear that the best course of action is to remain an independent, publicly traded company, Golconda cannot help but question whether Tandy Brands more appropriately belongs as part of another company where its assets, customer relationships, and supplier relationships can be more effectively employed with additional scale and where many costs – including costs associated with being a publicly traded company – can be reduced or eliminated.

In our opinion, the Company continues to be vague about what actions it may take or whether it will take any action at all. In an August 28, 2007 Reuters story, the Company’s CEO emphasized that there were many different strategic alternatives available for consideration, but that ultimately, “. . . you may not do any of them. Stay on course and you’ll make the grade,” said Mr. Jenkins.

STAY ON COURSE? We ask Tandy Brands’ stockholders to seriously consider whether the Company’s current course is yielding adequate shareholder returns. We believe stockholders want a marked course correction at Tandy Brands, and the Golconda Nominees will bring a valuable stockholder perspective to the Board’s deliberations on strategic alternatives available to the Company.

As directors, we will bring greater financial discipline to Board deliberations on cash flow allocation decisions.

In particular, the Golconda Nominees are interested in returning a greater percentage of free cash flow to stockholders. With the Company’s stock price currently trading below tangible book value, we believe the best use of free cash flow at this time is to repurchase Tandy Brands’ shares.

D.	Why Stockholders Should Vote for the Golconda Nominees

1. Declining Internal Financial Performance

If Tandy Brands is to continue as an independent, publicly traded company, the Golconda Nominees will seek to require management to present a plan to increase profit margins and return on capital and then hold management accountable for the results.

Tandy Brands’ operating margins have been declining for several years:

*	Based on financial information provided by Tandy Brands in public filings with the Securities and Exchange Commission (“SEC”).

As has Tandy Brands’ Return on Beginning Equity:

*	Based on financial information provided by Tandy Brands in public filings with the SEC.

2. Stock Underperformance

Poor internal financial performance at Tandy Brands has been reflected in its stock price. Tandy Brands’ stock has substantially underperformed the S&P 500 and the S&P Apparel, Accessories, and Luxury Goods index over many different time horizons.

Over the three year period ended August 31, 2007, a $100 investment in the S&P 500 would have grown to $141.10. A $100 investment in the S&P Apparel, Accessories and Luxury Goods index would have grown to $148.30. The same $100 invested in Tandy Brands stock would have declined to $83.40 over the three year period.

*	Total returns including reinvestment of dividends. Data provided by Bespoke Investment Group, LLC.

Tandy Brands stock has also performed very poorly relative to the S&P 500 and the S&P Apparel, Accessories and Luxury Goods index over the five year period ended August 31, 2007:

*	Total returns including reinvestment of dividends. Data provided by Bespoke Investment Group, LLC.

Over the five year period ended August 31, 2007, a $100 investment in the S&P 500 would have grown to $176.20. A $100 investment in the S&P Apparel, Accessories and Luxury Goods index would have grown to $176.80. The same $100 invested in Tandy Brands stock would have only grown to $127.50, a significant underperformance.

And for those stockholders who bought Tandy Brands stock ten years ago, the picture is bleak indeed:

*	Total returns including reinvestment of dividends. Data provided by Bespoke Investment Group, LLC.

A $100 investment in the S&P 500 or the S&P Apparel, Accessories and Luxury Goods index would have grown to $192.10 and $173.70, respectively, over the decade ending August 31, 2007, while the same $100 investment in Tandy Brands would have declined to $88.30 – a negative 1.24% compound annual return for the entire ten-year period.

The Golconda Nominees will bring a much needed stockholder oriented perspective to the Tandy Brands Board, including financial discipline to the Board’s deliberations on cash flow allocation decisions.

3. Actions Taken by the Company in the Face of Golconda’s Shareholder Advocacy Campaign

We believe that many of the Company’s actions after Golconda began advocating for them is evidence that the Golconda Nominees will be a valuable voice for the Company’s stockholders on the Tandy Brands’ Board.

Since Golconda began advocating for value enhancing changes at Tandy Brands, the Company has acted on several Golconda recommendations only after persistent urging by Golconda. Among these initiatives are:

•	elimination of underperforming product lines in the women’s segment,

•	elimination of the Company’s poison pill,

•	adoption of a policy which puts future poison pills to a vote of stockholders,

•	declassification of the Board of Directors, and,

•	consideration of strategic alternatives to enhance shareholder value.

The Company has taken each of these important strategic steps only after consistent urging from Golconda and, in the case of the corporate governance changes, only after outright prior rejection of Golconda’s recommendations. In fact, the Company only adopted a policy on future poison pills after Golconda nominated two candidates for the Board of Directors for this Annual Meeting. In addition, the Company announced that they had hired an investment bank to explore strategic alternatives only after Golconda publicly threatened a proxy contest if they would not support the Golconda nominees for the Board of Directors.

As stockholders we want you to ask yourself these questions:

Would the Company have had the same sense of urgency if not for our persistent and ongoing advocacy campaign?

Would the Company’s Board of Directors have eliminated the poison pill if not for our actions last year and persistent and ongoing advocacy campaign?

Would the Board of Directors have agreed to put future poison pills to a vote of stockholders or would they have agreed to declassify the Board if we had not continued to advocate for these changes and then nominated our own candidates for the Company’s Board of Directors?

And significantly, would the Company have announced that they would explore strategic alternatives if we had not continued to advocate for such a review and if we had not publicly threatened a proxy contest if they continued to resist adding the Golconda Nominees to the Board of Directors at the 2007 Annual Meeting?

For a detailed timeline of our advocacy on each of these initiatives and the Company’s evolving responses see Appendix I to this Proxy Statement.

4. Golconda Owns More Shares of Tandy Brands than all Six Non-Management Directors Combined

Golconda owns 69,221 shares of Tandy Brands, more than the six non-management directors combined. Tandy Brands’ stock is a material portion of the Golconda investment portfolio. We have significant “skin in the game” and as such believe we would serve a valuable role as owner-directors whose interests are aligned directly with those of the majority of Tandy Brands stockholders.

Tandy Brands Director Ownership

Shares held as of 09/01/07*
Rosier	9,400
Stallings	9,332
Hemminghaus	9,245
Nicholas	5,745
Gaertner	15,974
Lake	6,900
Jenkins (CEO)	580,538
Totals	637,134

Totals Excluding J.S.B. Jenkins	56,596

*	Based on information provided in the Company’s Proxy Statement. Does not include shares subject to stock options or shares attributable to ownership of phantom stock units.

We wonder how many of these director-owned shares were purchased on the open market as opposed to being acquired through the exercise of options granted by the Company or restricted stock granted by the Company? In particular we note that 19,200 of the 56,596 “non-Jenkins” shares were simply granted by the Company on July 2, 2007.

E.	Summary

Now is the time for the Tandy Brands stockholders to keep the pressure on.

In the face of significant resistance to the various recommendations that Golconda has made to the Company, we have persisted in pushing for change on behalf of all Tandy Brands stockholders. Although the Company eventually made some positive changes, we believe that the Company reacted only because of our persistent efforts. Golconda has been working for all stockholders and will be able to more effectively continue its efforts on behalf of all stockholders with the Golconda Nominees on the Tandy Brands Board of Directors.

There are some recommendations that the Company has not acted upon. The Company has not acted on our recommendation to use free cash flow to repurchase Tandy Brands shares. We are also interested in helping to influence the Company’s newly announced strategic alternatives exploration. This was a step advocated by Golconda, but exploring strategic alternatives is not the same thing as deciding on the best alternative for the Company.

By electing the Golconda Nominees to the Company’s Board of Directors, you will keep the pressure on the Company to increase shareholder value as opposed to “business as usual,” you will send a message to the Board of Directors that stockholders have suffered long enough and that you now expect results and you will hold the Board of Directors and management accountable for delivering results.

Golconda’s Nominees

The following information sets forth the name, age, principal occupation and employment during the past five years and certain other information of each of the Golconda Nominees.

William D. Summitt. Mr. Summitt, age 36, has been the founder and Managing Member of Golconda Management, the general partner of Golconda, since 2005. Mr. Summitt also serves as the portfolio manager for Golconda. Prior to the founding of Golconda, Mr. Summitt was a private investor since 1998. Mr. Summitt served on the board of directors of American Model United Nations, Inc., a 501(c)(3) non-profit educational organization, from 1998-2004. The principal business address and daytime phone number of Mr. Summitt is 8431 Forest Hills Boulevard, Dallas, Texas 75218, (214) 367-0784. As of the date hereof, Mr. Summitt beneficially owns 7,000 shares of Common Stock jointly with his wife, and his wife owns 300 shares of Common Stock in her Individual Retirement Account. Mr. Summitt has sole voting and investment control over the 69,221 shares of Common Stock owned by Golconda. All transactions in securities of Tandy Brands for the last two years by Mr. Summitt are set forth in Appendix II attached hereto.

Jedd M. Fowers. Mr. Fowers, age 36, is currently employed by Electronic Data Systems, Inc. (EDS) as a Senior Benchmarking Consultant. Mr. Fowers has over 11 years of experience in multidisciplinary roles at EDS, including accounting, finance, purchasing, and marketing positions. He is a graduate of the EDS Accounting and Financial Development program, a competitive-entry, rotation-based curriculum. Mr. Fowers is a subject matter expert in the fields of pricing and price benchmarking and maintains professional certifications from the Professional Pricing Society. Mr. Fowers has completed international job assignments in Sweden, the U.K., Argentina, and Brazil. Mr. Fowers is a member of the Golconda Limited Partner Advisory Committee. As a member of this advisory committee, Mr. Fowers advises Golconda on operational and investment matters. The principal business address and daytime phone number of Mr. Fowers is EDS, Mailstop H1-2A-05, 5400 Legacy Drive, Plano, Texas 75024, (972) 797-9415. As of the date hereof, Mr. Fowers beneficially owns 1,900 shares of Common Stock. All transactions in securities of Tandy Brands for the last two years by Mr. Fowers are set forth in Appendix II attached hereto.

If elected, we believe that each of Mr. Summitt and Mr. Fowers will be deemed to be “independent” directors of Tandy Brands under the applicable standards of The Nasdaq Stock Market and the Securities Exchange Act of 1934, as amended (“Exchange Act”).

The Golconda Nominees will not receive any compensation from Golconda for their service as directors of Tandy Brands. If elected, Golconda Nominees will be entitled to such compensation from the Company as is provided to non-employee directors of the Company. Other than as stated herein, there are no arrangements or understandings between Golconda and any of the Golconda Nominees or any other person or persons pursuant to which the nomination described herein is to be made, other than the consent by each of the Golconda Nominees to be named in this proxy statement and to serve as a director of the Company if elected as such at the 2007 Annual Meeting.

We do not expect that any of Golconda Nominees will be unable to stand for election, but in the event that any of them is unable to serve or for good cause will not serve, the shares of Common Stock represented by the enclosed BLUE proxy card will be voted for substitute nominees of Golconda. We reserve the right to nominate substitute or add additional persons as nominees for any reason, including in the event that (1) the Tandy Brand Board of Directors is expanded beyond its current size and/or (2) any of Golconda Nominees is unable for any reason, including by reason of the taking of or announcement of any action by the Company that has, or if consummated would have, the effect of disqualifying any such Golconda Nominee to serve as a director. In any such case, the BLUE proxy card will be voted for such substitute nominee. In the event that the Company refuses to permit a substitute or additional nominees as contemplated by this paragraph by reason of the Company’s amended and restated bylaws or otherwise, we reserve the right to challenge such bylaws or the application of such bylaws to such substitute or additional nominees or such other action in an appropriate legal proceeding.

WE URGE YOU TO VOTE FOR THE ELECTION OF WILLIAM D. SUMMITT AND JEDD M. FOWERS BY SIGNING, DATING AND RETURNING YOUR BLUE PROXY CARD TODAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

WE URGE YOU NOT TO SIGN ANY WHITE PROXY CARD SENT TO YOU BY THE COMPANY. IF YOU HAVE ALREADY VOTED THE COMPANY’S WHITE PROXY CARD, YOU MAY REVOKE YOUR PREVIOUSLY SIGNED PROXY BY FOLLOWING THE VOTING INSTRUCTIONS ON THE ENCLOSED BLUE PROXY CARD.

PROPOSAL 2

ELIMINATION OF CLASSIFIED BOARD OF DIRECTORS

According to the Company Proxy Statement, the Company is soliciting proxies for a proposal to amend its certificate of incorporation to declassify the Tandy Brands Board of Directors. The Company’s Board of Directors is currently comprised of seven directors divided into three classes serving staggered three-year terms. The proposed amendment to the Company’s certificate of incorporation would eliminate the classified Board and directors would be elected for one-year terms at each annual meeting of stockholders, beginning at the 2008 annual meeting of stockholders. As discussed in more detail above under “Golconda’s Reasons for Solicitation and Support of its Nominees,” we have advocated for this position with the Board and Management for sometime now. Accordingly, Golconda also recommends the amendment to the Company’s certificate of incorporation declassifying the Tandy Brands Board of Directors.

WE URGE YOU TO VOTE FOR THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD OF DIRECTORS ON THE ENCLOSED BLUE PROXY CARD.

PROPOSAL 3

RATIFICATION OF INDEPENDENT AUDITOR

According to the Company Proxy Statement, the Company is soliciting proxies for a proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent auditor for fiscal 2008. Golconda also recommends the ratification of Ernst & Young LLP as the Company’s independent auditor.

WE URGE YOU TO VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT AUDITOR FOR FISCAL 2008 ON THE ENCLOSED BLUE PROXY CARD.

VOTING AND PROXY PROCEDURES

Only stockholders of record on the Record Date will be entitled to notice of and to vote at the 2007 Annual Meeting. Each share of Common Stock is entitled to one vote. Stockholders who sell their shares of Common Stock before the Record Date may not vote such shares. Stockholders of record on the Record Date will retain their voting rights in connection with the 2007 Annual Meeting even if they sell such shares after the Record Date.

As explained in the instructions on your BLUE proxy card, there are two ways you may vote. You may:

1. Sign, date and return the enclosed BLUE proxy card in the enclosed postage-paid envelope. We recommend that you vote on the BLUE proxy card even if you plan to attend the 2007 Annual Meeting.

2. Vote in person by attending the 2007 Annual Meeting. Written ballots will be distributed to stockholders who wish to vote in person at the 2007 Annual Meeting.

We urge you to vote only a BLUE proxy and not to execute the white proxy card furnished by Tandy Brands. If you have already signed and returned a proxy you may change your vote by signing and returning a later-dated BLUE proxy. Only your latest proxy will count.

If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of the shares, and these proxy materials, together with a BLUE voting instruction form, are being forwarded to you by your broker or other nominee. As a beneficial owner, you must instruct your broker, trustee or nominee how to vote. Your broker cannot vote your shares on your behalf without your instructions.

Depending upon your broker or custodian, you may be able to vote either by toll-free telephone or by the Internet. Please refer to the enclosed voting form for instructions on how to vote electronically. You may also vote by signing, dating and returning the enclosed voting form.

Since a beneficial owner is not the stockholder of record, if you wish to vote your shares in person at the 2007 Annual Meeting, you must obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the 2007 Annual Meeting.

Shares represented by properly executed BLUE proxy cards will be voted at the 2007 Annual Meeting as marked and, in the absence of specific instructions, will be voted FOR the election of Messrs. Summitt and Fowers to the Tandy Brands Board of Directors, FOR the amendment to the Company’s certificate of incorporation eliminating the classified Board of Directors and FOR ratification of the appointment of Ernst & Young LLP as independent auditors for fiscal 2008. Golconda is not aware of any other proposals to be brought before the 2007 Annual Meeting. However, should other proposals, which Golconda is not aware of a reasonable time before this solicitation, be brought before the 2007 Annual Meeting, the persons named as proxies in the enclosed BLUE proxy card will vote on such matters in their discretion.

Quorum

In order to conduct any business at the 2007 Annual Meeting, a quorum must be present in person or represented by valid proxies. A quorum consists of a majority of the outstanding shares of Common Stock entitled to vote being present either in person or represented by proxy at the 2007 Annual Meeting. Abstentions, “withheld votes” and “broker non-votes” are counted as present and entitled to vote for purposes of determining if a quorum exists. Broker non-votes are shares held by brokers or nominees for which the broker or nominee has not received voting instructions from the beneficial owner and does not have discretionary power to decide how to vote the shares.

Discretionary Voting

Shares held in “street name” and held of record by banks, brokers or nominees may not be voted by such banks, brokers or nominees unless the beneficial owners of such shares provide them with instructions on how to vote.

Votes Required for Approval

Election of Directors. Pursuant to the Company’s amended and restated bylaws, the election of directors requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the 2007 Annual Meeting and entitled to vote; provided that if the number of nominees exceeds the number of directors to be elected, the stockholders will instead elect the directors by plurality vote. Since the number of nominees (4) at the 2007 Annual Meeting exceeds the number of directors to be elected (2), the directors will be elected by a plurality vote. This means that the two nominees who receive the highest number of votes cast will be elected to the Tandy Brands Board of Directors.

Amendment to Certificate of Incorporation to Eliminate the Classified Board of Directors. To be approved by the Company’s stockholders, the proposal to amend the Company’s certificate of incorporation eliminating the classified Board of Directors must receive the affirmative vote of the holders of at least two-thirds of the total number of all of the Company’s outstanding voting shares.

Ratification of Appointment of Ernst & Young LLP. To be approved by the Company’s stockholders, the proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent auditor must receive the affirmative vote of a majority of the shares which are present in person or represented by proxy at the meeting and entitled to vote thereon.

Broker non-votes, withheld votes and abstentions are not counted for the purpose of electing directors. Because the proposal to amend the Company’s certificate of incorporation requires the affirmative vote of at least two-thirds of the total number of all of outstanding voting shares, both broker non-votes and abstentions will have the same effect as a negative vote on such proposal. For the purpose of determining whether other proposals have received the requisite approval, abstentions will have the same effect as a negative vote and broker non-votes will have no effect.

Revocation of Proxies

Stockholders of the Company may revoke their proxies at any time prior to exercise by attending the 2007 Annual Meeting and voting in person (although attendance at the 2007 Annual Meeting will not in and of itself constitute revocation of a proxy) or by delivering a written notice of revocation. The delivery of a later dated proxy will constitute a revocation of any earlier proxy. The revocation may be delivered either to Golconda Capital Portfolio, LP in care of D.F. King & Co., Inc., 48 Wall Street, 22nd floor, New York, New York 10005 or to Tandy Brands Accessories, Inc. at 690 East Lamar Boulevard, Suite 200, Arlington, Texas 76011, Attention: Assistant Secretary.

Although a revocation is effective if delivered to the Company, Golconda requests that either the original or a photostatic copy of all revocations be mailed to Golconda in care of D.F. King & Co., Inc., 48 Wall Street, 22nd floor, New York, New York 10005 so that Golconda will be aware of all revocations and can more accurately determine if and when proxies have been received from the holders of record on the Record Date of a majority of the outstanding shares of Common Stock. Additionally, D.F. King & Co. may use this information to contact stockholders who have revoked their proxies in order to solicit later dated proxies for the election of the Golconda Nominees.

SOLICITATION OF PROXIES

The solicitation of proxies pursuant to this proxy statement is being made by Golconda. Proxies may be solicited by mail, facsimile, telephone, telegraph, internet, in person and by advertisements.

Golconda has entered into an agreement with D.F. King & Co., Inc. for solicitation and advisory services in connection with this solicitation, for which D.F. King & Co. will receive a fee not to exceed $27,500, together with reimbursement for its reasonable out-of-pocket expenses, and will be indemnified against certain liabilities and expenses, including certain liabilities under the federal securities laws. D.F. King & Co. will solicit proxies from individuals, brokers, banks, bank nominees and other institutional holders. Golconda has requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation materials to the beneficial owners of the shares of Common Stock they hold of record. Golconda will reimburse these record holders for their reasonable out-of-pocket expenses in so doing. It is anticipated that D.F. King & Co. will employ approximately 25 persons to solicit Tandy Brand’s stockholders for the 2007 Annual Meeting.

The expense of soliciting proxies is being borne by Golconda. Costs of this solicitation of proxies are currently estimated to be approximately $100,000. Golconda estimates that through the date hereof, its expenses in connection with this solicitation are approximately $50,000.00. Golconda intends to seek reimbursement from the Company of all reasonable expenses it incurs in connection with this solicitation. Golconda does not intend to submit the question of such reimbursement to a vote of security holders of the Company.

INFORMATION ABOUT THE PARTICIPANTS

Executives and employees of Golconda Management may be deemed to be “participants” in this proxy solicitation as such term is defined in Schedule 14A promulgated under the Exchange Act. In addition to the Golconda Nominees, each of whom is a participant, participants include the following: Golconda Capital Portfolio, LP, Golconda Capital Management LLC and certain employees of Golconda Management (together, the “Participants”).

Golconda Management, a Texas limited liability company, is the general partner of Golconda, a Texas limited partnership. Golconda is principally engaged in the business of investing in securities. Golconda Management is principally involved in the business of providing investment advisory and investment management services to Golconda and, among other things, exercises all voting and other powers and privileges attributable to any securities held for the accounts of Golconda. William D. Summitt is the managing member of Golconda Management and a principal of Golconda and as such has sole voting and sole dispositive power over the shares of Common Stock owned by Golconda. The address of each of Golconda and Golconda Management is P.O. Box 570507, Dallas, Texas 75357.

As of the date hereof, Golconda beneficially owns 69,221 shares of Common Stock of Tandy Brands, representing approximately 1% of the outstanding shares of Common Stock. As of the date hereof, Mr. Summitt beneficially owns 7,000 shares of Common Stock jointly with his wife, and his wife owns 300 shares of Common Stock in her Individual Retirement Account, representing in the aggregate less than 1% of the outstanding shares of Common Stock. As of the date hereof, Mr. Fowers beneficially owns 1,900 shares of Common Stock, representing less than 1% of the outstanding shares of Common Stock. All percentages set forth in this paragraph relating to beneficial ownership of Common Stock are based upon 6,892,428 shares outstanding, which was the total number of shares of Common Stock outstanding as of the Record Date. Appendix II attached hereto sets forth all transactions in securities of Tandy Brands affected during the past two years by each of the Participants and their beneficial ownership of securities of Tandy Brands.

Agreements with Golconda Nominees

Golconda has entered into an agreement (the “Nominee Agreement”) with each Golconda Nominee with respect to his seeking election as a director of Tandy Brands at the 2007 Annual Meeting. Each Golconda Nominee has acknowledged that he has agreed to stand for election as a director of Tandy Brands in connection with this proxy solicitation, to be named in this proxy statement and to serve as a director of the Company if elected. Golconda and Golconda Management have agreed, subject to the right to seek reimbursement from the Company, to pay all costs of this proxy solicitation.

Interests of the Participants

Each Participant has an interest in the election of directors at the 2007 Annual Meeting: (i) indirectly through the beneficial ownership (if any) of the shares of Common Stock and/or (ii) pursuant to the Nominee Agreements.

Other than as disclosed in this proxy statement, there are no arrangements or understandings between the Participants and any Golconda Nominee or any other person or persons with respect to the nomination of the Golconda Nominees.

Other than as disclosed in this proxy statement, neither Golconda, any of the other Participants nor any of their respective affiliates, associates or immediate family members, directly or indirectly:

•	has had any relationship with the Company in any capacity other than as a stockholder that would require disclosure herein;

•	has any agreement, arrangement or understanding with respect to any future employment by the Company or its affiliates;

•

has any material interest, direct or indirect, in any transaction that has occurred within the past year or any currently proposed transaction, or series of past, current or proposed arrangements or relationships to which the Company or any of its affiliates was or is to be a participant and in which the amount involved exceeds $120,000; or

•	is a party adverse to the Company or any of its subsidiaries.

OTHER MATTERS AND ADDITIONAL INFORMATION

Other Matters

Golconda is not aware of any proposals to be brought before the 2007 Annual Meeting other than the election of directors, the amendment of the Company’s certificate of incorporation to declassify the Board of Directors and the ratification of the appointment of Ernst & Young LLP as the Company’s independent auditor for fiscal 2008. However, should other proposals be brought before the 2007 Annual Meeting, the persons named as proxies in the enclosed BLUE proxy card will vote on such matters in their discretion.

Stockholder Nomination and Proposals

Stockholder proposals for consideration at next year’s annual meeting of stockholders of Tandy Brands must follow the procedures set forth in Rule 14a-8 under the Exchange Act and the Company’s certificate of incorporation. To be timely under Rule 14a-8, stockholder proposals must be received by the Company no later than May 23, 2008, in order to be included in next year’s proxy statement. Written notice of stockholder proposals not intended to be included in the proxy statement will be considered timely if received by Tandy Brands no later than August 20, 2008.

Notwithstanding the foregoing, if a stockholder wishes to nominate anyone for election to the Tandy Brands Board of Directors, its certificate of incorporation requires that the stockholder submit notice of his or her nomination to the Board of Directors at least 45 days prior to the date of the annual meeting of stockholders at which the election is to be held or, if later, within seven days after the date the Company mails notice of the meeting to its stockholders. The stockholder’s notice must contain the name of the nominee for director, the nominee’s business and residence address, the nominee’s principal occupation, the name and address of the nominee’s employer or business if self-employed, and the number of shares of Common Stock beneficially owned by the nominee, if any, and by the nominating stockholder.

All proposals and nominations submitted by stockholders must comply with all applicable laws and the rules of The Nasdaq Stock Market. The chairman of the meeting may refuse to allow the transaction of any business not proposed in compliance with the foregoing procedures. Stockholders may submit proposals or nominations in writing to Tandy Brands Accessories, Inc., 690 East Lamar Blvd., Suite 200, Arlington, Texas 76011, Attention: Assistant Secretary.

The information set forth above regarding the procedures for submitting stockholder nominations and proposals for consideration at the Company’s 2008 annual meeting of stockholders is based on information contained in the Company’s Proxy Statement. The incorporation of this information in this proxy statement should not be construed as an admission by us that such procedures are legal, valid or binding. The Participants take no responsibility for the accuracy or completeness of such information.

INCORPORATION BY REFERENCE

GOLCONDA HAS OMITTED FROM THIS PROXY STATEMENT CERTAIN DISCLOSURE REQUIRED BY APPLICABLE LAW THAT IS ALREADY INCLUDED IN THE COMPANY PROXY STATEMENT. DISCLOSURE IN THE COMPANY PROXY STATEMENT INCLUDES, AMONG OTHER THINGS, BIOGRAPHICAL INFORMATION ON THE COMPANY’S DIRECTORS AND EXECUTIVE OFFICERS, BENEFICIAL OWNERSHIP OF THE COMPANY’S SECURITIES, INFORMATION CONCERNING EXECUTIVE COMPENSATION, AND INFORMATION ON AUDIT SERVICES AND FEES OF THE COMPANY’S INDEPENDENT AUDITOR. STOCKHOLDERS SHOULD REFER TO THE COMPANY’S PROXY STATEMENT IN ORDER TO REVIEW THIS DISCLOSURE. GOLCONDA DOES NOT MAKE ANY REPRESENTATION AS TO THE ACCURACY OR COMPLETENESS OF THE INFORMATION THAT IS CONTAINED IN THE COMPANY PROXY STATEMENT.

GOLCONDA CAPITAL PORTFOLIO, LP

September 25, 2007

APPENDIX I

1. Golconda Influence: Elimination of Underperforming Product Lines

We believe that Golconda’s persistent urging of the Company to take aggressive action in the women’s business segment created a greater sense of willingness for the Company act.

Golconda first recommended to the Company that it eliminate underperforming product lines in the women’s segment in a letter to the Chairman dated September 28, 2005. Mr. Summitt reasserted this recommendation in a meeting with representatives of the Company’s Board of Directors and management in a meeting in early October 2005. In a letter to the Company’s Board of Directors dated April 24, 2006, Golconda recommended that the Company take aggressive action in the women’s business segment. On April 26, 2006 the Company announced that they were discontinuing several unprofitable product lines in the women’s division.

Ask yourself, would the Company have had the same sense of urgency regarding the underperforming women’s segment if Golconda had not advocated for aggressive action in this segment?

A-I-1

2. Golconda Influence: Elimination of Company Poison Pill

We believe that the Company’s eventual acceleration of the expiration date of the “poison pill” rights plan and subsequent adoption of a policy requiring a stockholder vote on any future poison pills was done only because Golconda continued to apply direct pressure on this initiative.

Golconda began advocating for the Company to eliminate the poison pill in April 2006 in a letter to the Board of Directors. The Company did not act on this recommendation and, therefore, Golconda submitted a non-binding proposal to be considered at the 2006 Annual Stockholders’ Meeting. This proposal was approved by the Company’s stockholders with 73% of the shares voted in favor of the proposal. The Board still rejected this recommendation as evidenced in a letter from the Chairman to Golconda dated February 9, 2007:

“…the Board has determined not to redeem the rights issued under the Plan at this time. The Board does not intend to consider this issue again until its meeting preceding the October 19, 2009, expiration date.”

Only after Golconda submitted a resolution calling for future pills to be put to a vote of stockholders and only after Golconda nominated two directors for election to the Tandy Brands Board of Directors did the Company finally adopt a policy to submit future poison pills to a stockholder vote.

Ask yourself, would the Company have made these changes, endorsed by a Golconda proposal adopted by stockholders, if Golconda had not continued to advocate for them? In light of the Company’s February 9, 2007 letter refusing to accept the stockholder recommendation on poison pills, we believe the answer is clearly “No.”

A-I-2

3. Golconda Influence: Declassification of Board of Directors

We believe that the Company’s announcement to declassify the Board of Directors in the face of Golconda’s threat of a proxy contest indicates the value that the Golconda Nominees will bring to the Board and underscores the need for truly independent, stockholder-oriented directors committed to maximizing shareholder value.

Golconda first recommended this stockholder-friendly corporate governance change in a letter to the Board of Directors dated April 24, 2006. Golconda reemphasized our desire for this change in a letter to the Board dated December 6, 2006.

As with the poison pill recommendation, the Company’s Board of Directors resisted making this stockholder-friendly corporate governance change. In a letter from the Chairman to Golconda dated February 9, 2007, the Company stated:

“…giving particular weight to the fact that having a staggered Board is expressly permitted by Delaware law, the Board has concluded not to eliminate its staggered board.”

Golconda viewed this decision as yet another example of this Board of Directors’ unwillingness to listen to stockholders and we continued our shareholder advocacy effort. Only after (a) Golconda nominated two directors for the Board, (b) the Board refused to add the Golconda Nominees to the Board and (c) we publicly threatened a proxy contest if the Golconda Nominees were not added to the Board, did the Company announce its intention to declassify the Board of Directors.

In a notice to stockholders dated August 8, 2007, the Board of Directors made the following statement: “…your Board of Directors is committed to strong corporate governance principles, as demonstrated by the Company’s proposal to declassify the Board of Directors…”

Ask yourself, what caused the Company to change its mind on Board declassification from February to August? What happened is that Golconda continued to advocate for this change. In fact, the Company only publicly announced its intention to declassify the Board AFTER Golconda publicly announced we would launch a proxy contest if the Board continued to reject our nominees.

A-I-3

4. Golconda Influence: Exploration of Strategic Alternatives

We believe that the recent announcement that the Company will explore strategic alternatives in the face of Golconda’s threatened proxy contest is further evidence that Golconda will be a valuable voice on the Tandy Brands Board.

Golconda first recommended that the Company consider putting itself up for sale in a letter to the Chairman dated September 28, 2005. Mr. Summitt emphasized this recommendation again at a meeting with representatives of the Board and management in October 2005 and then followed up on this recommendation in a letter to the Board of Directors dated April 24, 2006. No action to explore strategic alternatives was taken until AFTER Golconda publicly threatened a proxy contest if the Board continued to reject the Golconda Nominees.

We wonder if the Company would have made the decision to explore strategic alternatives if not for the persistent and escalating involvement of Golconda over the past two years.

A-I-4

APPENDIX II

Set forth below are the dates and amounts of each Participant’s purchases and sales of shares of Common Stock within the past two years and the number of shares of Common Stock beneficially owned by each Participant.

TRANSACTIONS IN COMMON STOCK OF

TANDY BRANDS ACCESSORIES, INC. BY THE PARTICIPANTS DURING THE PAST

TWO YEARS

Golconda Capital Portfolio, Inc.

Trade Date	Number of Shares Purchased/(Sold)	Price Per Share
9/6/2005	10,000	$11.18
9/26/2005	1,388	11.00
10/4/2005	1,000	11.32
10/6/2005	1,700	11.45
10/12/2005	1,900	11.71
10/17/2005	21	11.67
1/26/2006	2,800	10.13
4/26/2006	1,800	10.25
8/22/2006	213	9.81
8/23/2006	1,900	9.56
8/24/2006	202	9.43
9/29/2006	2,100	10.56
10/23/2006	4,000	11.30
1/25/2007	1,890	12.33
3/9/2007	1,500	13.65
4/18/2007	2,100	13.01
4/20/2007	3,700	13.23
4/24/2007	1,500	12.78
4/25/2007	5,400	12.41
5/11/2007	500	12.45
5/17/2007	3,000	11.89
6/13/2007	2,924	12.38
7/24/2007	1,300	12.42
8/6/2007	1,203	11.59
8/7/2007	600	11.55
8/8/2007	600	12.22
8/9/2007	1,400	12.08
8/11/2007	5,500	11.54
8/14/2007	1,415	11.50
8/15/2007	1,700	11.38
8/16/2007	800	11.38
8/17/2007	100	11.30
8/20/2007	1,065	11.25
8/21/2007	2,000	11.28

A-II-1

William D. Summitt

Trade Date	Number of Shares Purchased/(Sold)	Price Per Share
9/06/05	2,700	$11.26
3/09/07	2,700	13.30
4/04/07	(700)	13.03

Jedd M. Fowers

Trade Date	Number of Shares Purchased/(Sold)	Price Per Share
5/18/07	200	$12.00
5/23/07	800	11.42
8/13/07	600	11.50
8/23/07	300	11.29

BENEFICIAL OWNERSHIP OF COMMON STOCK OF

TANDY BRANDS ACCESSORIES, INC. BY THE PARTICIPANTS

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Golconda Capital Portfolio, LP	69,221	[1]	1%
William D. Summitt	7,300	[2]	*
Jedd M. Fowers	1,900		*

*	Represents less than 1%.
[1]

Golconda Management, the general partner of Golconda, has sole voting power and sole dispositive power with regard to the shares of Common Stock owned by Golconda and may be deemed to be the beneficial owner of all of such shares. Mr. Summitt is the Managing Member of Golconda Management.

[2]

Mr. Summitt, in his capacity as Managing Member of Golconda Management, the general partner of Golconda, has sole voting power and sole dispositive power with regard to the 69,221 shares of Common Stock owned by Golconda and may be deemed to be the beneficial owner of all of such shares. Mr. Summitt beneficially owns 7,000 shares of Common Stock jointly with his wife, and his wife owns 300 shares of Common Stock in her Individual Retirement Account.

A-II-2

IMPORTANT

Please review this proxy statement and the enclosed materials carefully. YOUR VOTE IS VERY IMPORTANT, no matter how many or how few shares you own.

1.	If your shares are registered in your own name, please sign, date and mail the enclosed BLUE proxy card to our proxy solicitor, D.F. King & Co., Inc., in the postage-paid envelope provided.

2.	If you have previously signed and returned a White proxy card to Tandy Brands, you have every right to change your vote. Only your latest dated proxy card will count. You may revoke any proxy card already sent to Tandy Brands by signing, dating and mailing the enclosed BLUE proxy card in the postage-paid envelope provided.

3.	If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can sign a BLUE proxy card with respect to your shares and only after receiving your specific instructions. Accordingly, please sign, date and mail the enclosed BLUE proxy card in the postage-paid envelope provided. Depending upon your broker or custodian, you may be able to vote either by toll-free telephone or by the Internet. Please refer to the enclosed voting form for instructions on how to vote electronically. You may also vote by signing, dating and returning the enclosed voting form.

If you have any questions concerning this proxy statement, would like to request additional copies of this proxy statement or need help voting your shares, please contact our proxy solicitor:

D.F. King & Co., Inc.

48 Wall Street, 22nd floor

New York, NY 10005

Call Toll-Free: 1-800-859-8508

Banks and Brokerage Firms Call Collect: 212-269-5550

☒	Votes must be indicated (x) in Black or Blue ink.	TANDY BRANDS ACCESSORIES, INC. ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF GOLCONDA CAPITAL PORTFOLIO, L.P.

The undersigned hereby appoints WILLIAM D. SUMMITT and JEDD M. FOWERS and each of them, jointly and severally, as proxies with full power of substitution, and hereby authorizes them to attend the 2007 annual meeting of stockholders of Tandy Brands Accessories, Inc. (“Tandy Brands”), to be held on October 29, 2007 at 10:00 a.m., local time, at the Hilton Arlington located at 2401 East Lamar Boulevard, Arlington, Texas 76006, and any adjournment or postponement thereof, to vote on behalf of the undersigned all shares of common stock of Tandy Brands held of record by the undersigned on September 19, 2007 at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting, as specified below subject to the condition set forth on the reverse.

This proxy has been solicited by Golconda Capital Portfolio, L.P. (“Golconda”) and not on behalf of the Board of Directors of Tandy Brands. Golconda recommends a vote “FOR” each of the nominees listed in Proposal 1 and “FOR” Proposals 2 and 3.

1. Election of Directors	Golconda Nominees: (1) William D. Summitt and (2) Jedd M. Fowers
☐ FORALL NOMINEES	☐ WITHHOLD ALL NOMINEES	☐ WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE NAME(S) OF NOMINEE(S) BELOW.

2. Proposal to amend the certificate of incorporation to declassify the Tandy Brands Board of Directors.
☐ FOR	☐ AGAINST	☐ ABSTAIN
3. Proposal to ratify the appointment of Ernst & Young LLP as the independent auditor for fiscal 2008.
☐ FOR	☐ AGAINST	☐ ABSTAIN
4. To act on such other business that may properly come before the meeting or any adjournment or postponement thereof.

IMPORTANT: PLEASE SIGN AND DATE ON THE REVERSE SIDE.

When properly executed, this proxy will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted “FOR” each Golconda Nominee referred to in Proposal 1 and “FOR” Proposals 2 and 3. Additionally, the votes entitled to be cast by the undersigned will be cast in the discretion of the proxy holders on any other matter that may properly come before the 2007 annual meeting of stockholders or any adjournment or postponement thereof. This proxy revokes any previously executed proxy with respect to all matters covered by this proxy and the voting of shares of common stock of Tandy Brands at the 2007 annual meeting of stockholders.

The undersigned hereby acknowledges receipt of the proxy statement dated September 25, 2007 of Golconda Capital Portfolio, L.P. and revokes any previously executed proxy with respect to all proposals.

Dated:

(Signature)

(Signature, jointly held)

Title (if applicable):

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by authorized officer, giving full title. If a partnership, please sign partnership name by authorized person, giving full title.

IF YOU RECEIVE MORE THAN ONE BLUE PROXY CARD, PLEASE SIGN, DATE AND RETURN ALL SUCH BLUE PROXY CARDS IN THE ACCOMPANYING ENVELOPE TODAY.